                                                                EXHIBIT 99.(a)


IMMEDIATE RELEASE

NEWCOR ANNOUNCES SIGNING OF PURCHASE AGREEMENT FOR PRIVATELY PLACED NOTES

Newcor, Inc., Bloomfield Hills, Michigan, February 27, 1998. W. John
Weinhardt, president and chief executive officer of Newcor, Inc., announced today that Newcor has entered into an agreement to privately place $125,000,000 principal amount of its 9.875% Senior Subordinated Notes due 2008 for the purposes of refinancing its recent acquisition of Machine Tool & Gear, Inc., financing its pending acquisition of Turn-Matic, Inc. and the Deco group of companies and refinancing of existing indebtedness. The note offering and the Turn-Matic and Deco acquisitions are scheduled to close on March 4, 1998.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Newcor, headquartered in Bloomfield Hills, Michigan, designs and manufactures precision machined and molded rubber and plastic products as well as custom machines and manufacturing systems. Newcor is listed on the NASDAQ Stock Market under the symbol NEWC.